Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CIDARA THERAPEUTICS, INC.
Cidara Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:
First: The name of the Company is Cidara Therapeutics, Inc. The Company’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on December 6, 2012, under the name of K2 Therapeutics, Inc.
Second: The Amended and Restated Certificate of Incorporation of the Company (the “Charter”) was filed with the Secretary of State of the State of Delaware on April 20, 2015.
Third: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions to amend the Charter as follows:
1.Article IV, Section A shall be amended and restated to read in its entirety as follows:
“The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 110,000,000 shares. 100,000,000 shares shall be Common Stock, each having a par value of $0.0001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.”
Fourth: Thereafter pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted at an annual meeting of the stockholders of the Company, in accordance with the provisions of Section 242 of the DGCL.
Fifth: All other provisions of the Charter as currently on file with the Secretary of State of the State of Delaware shall remain in full force and effect.
IN WITNESS WHEREOF, the Company on has caused this Certificate of Amendment to be signed by its Chief Executive Officer this day of June 18, 2025.

Cidara Therapeutics, Inc.

By:	/s/ Jeffrey Stein, Ph.D.
Name: Jeffrey Stein, Ph.D.
Title: President and Chief Executive Officer